Exhibit 4.16

Security Agreement (Commercial) Blanket Lien; Accounts and General Intangibles Inventory, Accounts and General Intangibles Furniture, Fixtures and Equipment

This Security Agreement dated as of April 30, 2010, by Optical Cable Corporation, a Virginia corporation (the “Owner”) in favor of SunTrust Bank, its present and future affiliates and their successors and assigns (“SunTrust”) provides:

In order to induce SunTrust from time to time to enter into agreements with and to extend or continue to extend credit to Optical Cable Corporation (and any one or more and any combination if more than one, the “Borrower”) and in consideration of any credit so extended, the Owner (which may include the Borrower) hereby grants, sells, assigns, transfers and conveys to SunTrust, a security interest in the Collateral and all proceeds, products, rents and profits thereof and all substitutions and replacements therefore and all revenues from the right to use the Collateral to secure the prompt payment and performance of any and all liabilities, obligations, agreements and undertakings of Borrower to SunTrust (and, in addition, all liabilities, obligations, agreements and undertakings of Owner, or any one or more of them, to SunTrust if Owner and Borrower are not the same person or entity) in any amount, whether now existing or hereafter arising, including those owed by Borrower or Owner to others and acquired by SunTrust through purchase, assignment or otherwise, however created, evidenced or arising, whether individually or jointly with others, and whether absolute or contingent, direct or indirect, as maker, endorser, guarantor, surety or otherwise, liquidated or unliquidated, matured or unmatured, whether or not secured by other collateral, and including, without limitation, (a) all obligations to perform or forbear from performing any acts, (b) all overdrafts on deposits or accounts maintained by Borrower or Owner with SunTrust, (c) all liabilities, obligations, agreements and undertakings of Borrower or Owner to SunTrust pursuant to any interest rate hedge agreement or other derivative transaction agreement or any foreign exchange contract or any application or other agreement requesting SunTrust to issue any letter of credit including, without limitation, the obligation of Borrower or Owner to reimburse SunTrust for all amounts funded by SunTrust pursuant to any such letter of credit and (d) all costs of collection and protection of SunTrust’s rights, including reasonable attorneys’ fees allowed by law (in the amount of 15% of the principal and interest secured hereby if this agreement is governed by the laws of Georgia), whether such collection or protection occurs prior to, during, or after any bankruptcy proceedings filed by or against any Obligor (as such term is defined below) (all the foregoing being hereinafter collectively referred to as the “Obligations”).

Collateral. As used in this Security Agreement, the term “Collateral” shall mean the following, whether now existing or hereafter acquired:

Check all that are applicable (IF THE COLLATERAL IS NOT SPECIFICALLY DESIGNATED BY A CHECK MARK, THE OWNER GRANTS SUNTRUST A BLANKET SECURITY INTEREST):

☐	Blanket Security Interest Covering All Assets	All assets of Owner, as more particularly described herein, and including but not limited to, all Accounts, Inventory, furniture, fixtures and Equipment, goods, deposit accounts, instruments, documents, commercial tort claims, letter of credit rights, investment property, chattel paper and General Intangibles (as all such terms are used herein and in the Uniform Commercial Code).
☐ All or a portion of the Collateral will be attached as a fixture to real property located at:

and such real property is owned by .

☐	Accounts and General Intangibles	All of the Owner’s Accounts, chattel paper, documents, instruments and money, returned and unearned insurance premiums, tax refunds, contract rights, returned goods, reclaimed and repossessed goods deposit accounts and all General Intangibles (as all such terms are used herein and in the Uniform Commercial Code).

☒	Inventory, Accounts and General Intangibles	All of the Owner’s Accounts, deposit accounts, Inventory, general intangibles, instruments, investment property, letter of credit rights, commercial tort claims, documents, and chattel paper, and with respect to all of the foregoing, without limitation, all goods represented thereby, all accessions thereto, and all goods that may be substituted therefore, reclaimed or repossessed from or returned by account debtors and all proceeds, products, rents and profits thereof (as all such terms are used herein and in the Uniform Commercial Code).

☐	Furniture, Fixtures and Equipment	All of the Owner’s furniture, fixtures and Equipment, and leasehold improvements, and including but not limited to, all leases, rental agreements, chattel paper, rental payments and insurance proceeds together with all accessories, accessions, attachments, parts, replacements, substitutions, improvements, repairs installed in or affixed thereto (as all such terms are used herein and in the Uniform Commercial Code).

☐ All or a portion of the Collateral will be attached as a fixture to real property located at:

and such real property is owned by .

Representations and Warranties. The Owner represents and warrants to SunTrust as follows:

a.

This Security Agreement has been duly executed and delivered by Owner, constitutes Owner’s valid and legally binding obligation and is enforceable in accordance with its terms against Owner. Owner represents and warrants to SunTrust that it has rights in all of the Collateral and/or has the power to transfer rights in all of the Collateral. The execution, delivery and performance of this Security Agreement, the grant of the security interest in the Collateral and the consummation of the transactions contemplated will not, with or without the giving or notice of the lapse of time, (a) violate any material law applicable to Owner, (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Owner, (c) violate or result in the breach of any material agreement to which Owner is a party or by which any of Owner’s property, including the Collateral, is bound or (d) violate any restriction on the transfer of any of the Collateral. The Owner is and will continue to be the absolute owner of the Collateral and there are no other liens or security interests affecting the Collateral other than the security interest granted in this Security Agreement except those previously disclosed to SunTrust in writing by the Owner and those set forth on Schedule A; If the Owner is acting in the capacity of trustee, administrator or executor of an estate, such fact shall be disclosed and satisfactory evidence of capacity and authorization shall be provided to SunTrust;

b.	Check and complete the section which applies.

☐	The Owner is an individual above the age of majority and has the legal capacity to enter into this Security Agreement and the Owner’s principal residence is located in the state of ;

☒	The Owner is a corporation duly organized and existing under the laws of the state of Virginia ; and the Owner’s Organizational Identification Number is 0242955-3. The Owner is duly qualified and in good standing as a foreign corporation in every jurisdiction where such qualification is necessary; the execution and performance of this Security Agreement have been duly authorized by action of its Board of Directors, no action of its shareholders being necessary; the execution and performance of this Security Agreement will not violate or contravene any provisions of law or regulation or its Articles of Incorporation, Shareholder Agreement, By-Laws or other agreements to which it is a party or by which it is bound; and no consent or approval of any governmental agency or authority is required in making or performing the obligations under this Security Agreement;

☐	The Owner is a registered partnership, limited liability company or other registered entity organized under the laws of the state of and the Owner’s Organizational Identification Number is . The Owner is duly qualified and in good standing to do business in every jurisdiction where qualification is necessary; the execution and performance of this Security Agreement have been duly authorized by its partners/ members/managers as applicable and no further action of any party is necessary; the execution and performance of this Security Agreement will not violate or contravene any provisions of law or regulation or any partnership agreement, articles of organization, operating agreement or other agreement to which it is a party or by which it is bound; and no consent or approval of any governmental agency or authority is required in making or performing the obligations under this Security Agreement;

☐	The Owner is an entity which is not registered; the execution and performance of this Security Agreement have been duly authorized by all necessary party(ies) and no further action of any party is necessary; the execution and performance of this Security Agreement will not violate or contravene any provisions of law or regulation or agreement to which Owner is a party or by which it is bound; and no consent or approval of any governmental agency or authority is required in making or performing the obligations under this Security Agreement; the Owner’s place of business (if only one place of business) or chief executive office (if more than one place of business) is located in the state of ;

c.	Primary Collateral location will be 5290 Concourse Drive, Roanoke, Virginia 24019; 1700 Capital Avenue, Suite 150, Plano, Texas 75074 and/or 33 Superior Way, Swannanoa, North Carolina 28778. The Owner will maintain the Collateral in the above location(s). The Collateral shall not be moved from the above location(s) without the prior written consent of SunTrust except in the ordinary course of business or in connection with consignment sales;

d.	The Owner maintains its books and records at 5290 Concourse Drive, Roanoke, Virginia 24019; 1700 Capital Avenue, Suite 150, Plano, Texas 75074 and/or 33 Superior Way, Swannanoa, North Carolina 28778.

e.	All information supplied and statements made to SunTrust in any financial statement are true, correct, complete, valid and genuine in all material respects;

f.	☐

(Check, if applicable) The Owner further represents that the Collateral is being acquired with funds simultaneously advanced to the Borrower by SunTrust, and such funds will be used for no other purpose;

g.	No part of the Collateral has been, and never will be so long as this Security Agreement remains a lien on the Collateral, used for the generation, collection, manufacture, storage, treatment, disposal, release or threatened release of any hazardous substance, as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq. (“CERCLA”), Superfund Amendments and Reauthorization Act (“SARA”), applicable state laws, or regulations adopted pursuant to either of the foregoing. The Owner agrees to comply with any federal, state or local law, statute, ordinance or regulation, court or administrative order or decree or private agreement regarding materials which require special handling in collection, storage, treatment or disposal because of their impact on the environment (“Environmental Requirements”). The Owner agrees to indemnify and hold SunTrust harmless against any and all claims, losses and expenses resulting from a breach of this provision of this Security Agreement and the Owner will pay or reimburse SunTrust for all costs and expense for expert opinions or investigations required or requested by SunTrust which, in SunTrust’s sole discretion, are necessary to ensure compliance with this provision of this Security Agreement. The obligation to indemnify shall survive the payment of the Obligations and the satisfaction of this Security Agreement; and

h.	All Collateral has been produced in compliance with the Fair Labor Standards Act or other applicable wage and employee law, rule, regulation or order, and that no existing or future liability shall occur as a result thereof. The Owner may contest, in good faith, the applicability of any such law, rule, regulation or order, including prosecuting any appeals, so long as SunTrust’s interest in the Collateral, in the opinion of SunTrust, is not jeopardized as a result.

Choice of Law. Owner agrees that certain material events and occurrences relating to this Security Agreement bear a reasonable relationship to the laws of Virginia. This Security Agreement shall be governed by the laws of such jurisdiction and, unless applicable law provides otherwise, in the event of any legal proceeding arising out of or related to this Security Agreement, Owner and SunTrust consent to the jurisdiction and venue of the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia and further waive and agree not to assert that Owner or SunTrust are not personally subject to the jurisdiction of such courts, that proceeding is brought in an inconvenient forum or that venue is improper. Unless otherwise specified, “Uniform Commercial Code” as used herein shall refer to the Uniform Commercial Code of such jurisdiction, both current and as it may be amended or revised from time to time in the future.

Covenants.

a.	The Owner shall furnish to SunTrust such financial and business information and reports in form and content satisfactory to SunTrust as and when SunTrust may from time to time require.

b.	The Owner, if a corporation, shall maintain its corporate existence, and if another entity shall maintain such entity standing, in each case in good standing and shall not consolidate or merge with or acquire the stock or other ownership interest of any other corporation or entity without the prior written consent of SunTrust; provided, however, that mergers, consolidations and acquisitions having consideration of less than $2,000,000 shall not require the consent of SunTrust; the Owner shall, at the request of SunTrust, qualify as a foreign corporation or other applicable entity and obtain all requisite licenses and permits in each jurisdiction where the Owner does business.

c.	The Owner shall notify SunTrust in writing at least 30 days prior to any change of its name or material change to its structure or change in its state of residence, jurisdiction of registration or organization, principal place of business or chief executive office.

d.	The following shall apply if the Collateral consists of tangible personal property: The Owner shall maintain all of the Collateral in good condition and repair. SunTrust shall have the right to inspect the Collateral at any reasonable time and shall have the right to obtain such appraisals, reappraisals, appraisal updates or environmental inspections as SunTrust, in its sole discretion, may deem necessary from time to time. Owner will not use or permit any person or entity to use the Collateral (i) in any manner inconsistent with the provisions of this Security Agreement; or (ii) in violation of any policy of insurance issued with respect to the Collateral; or (iii) in violation of any local, state or federal law or regulation, including but not limited to any such law or regulation pertaining to the protection of the environment or the protection of the health or safety of persons or animals, and any such law or regulation pertaining to the control of drugs, narcotics or other controlled substances. If the Collateral has been used or is hereafter used in violation of the covenants and agreements contained herein, Owner shall indemnify SunTrust and hold SunTrust harmless against all claims, actions, causes of action, costs, expenses, fees and penalties in connection with such use. Without the express prior written consent of SunTrust, Owner shall not cause or permit all or any part of the Collateral to be affixed to real property so as to become a fixture as that term is defined or interpreted in the state in which the Collateral is at any time located.

e.	Except for items set forth on Schedule A, the Owner will not pledge or grant any security interest in any of the Collateral to any person or entity except SunTrust, or permit any lien or encumbrance to attach to any of the Collateral, or any levy to be made on the Collateral, or any financing statement (except financing statements in favor of SunTrust) to be on file against the Collateral.

f.	Upon and during the continuance of an Event of Default, Owner hereby constitutes and appoints any officer or employee of SunTrust as its true and lawful attorney-in-fact (i) to transfer the Collateral into SunTrust’s name or the name of its nominee, but SunTrust’s failure to do so shall not be interpreted to be a waiver of any interest, and (ii) to do and perform all other acts and things necessary, proper and requisite to carry out the intent of this Security Agreement. The power herein granted shall be deemed to be coupled with an interest and may not be revoked until the Obligations have been paid in full, including all expenses payable by Owner and no amounts may be re-borrowed.

g.	The Owner agrees to pay on demand all legal expenses and reasonable attorneys’ fees (in the amount of 15% of the principal and interest secured hereby if this agreement is governed by the laws of Georgia), as permitted by applicable law, any appraisal fees and all expenses incurred or paid by SunTrust in protecting and enforcing the rights of SunTrust under this Security Agreement, including SunTrust’s right to take possession of the Collateral and its proceeds, and to hold, prepare for sale, sell and dispose of the Collateral.

h.	This Security Agreement shall be a continuing agreement and shall remain in full force and effect irrespective of any interruptions in the business relations of the Borrower with SunTrust and shall apply to any ultimate balance which shall remain due by the Borrower to SunTrust; provided, however, that the Owner may by written notice terminate this Security Agreement with respect to all Obligations of the Borrower incurred or contracted by the Borrower or acquired by SunTrust after the date on which such notice is personally delivered to or mailed via registered mail to the SunTrust address set forth below and accepted by SunTrust.

i.	The Owner will defend the Collateral against the claims and demands of all parties. The Owner will not, without prior written consent of SunTrust, grant any security interest in the Collateral and will keep it free from any lien, encumbrance or security interest except for items set forth on Schedule A;

Blanket Security Interest. If the Collateral is identified a Blanket Security Interest, Owner acknowledges and agrees that this Security Agreement and any financing statement filed in connection with this Security Agreement is intended to cover and does cover all assets of the Owner, wherever located, whether now owned or subsequently acquired or arising and all proceeds and products thereof and includes, but is not limited to all of the Owner’s:

a.	Accounts, insurance refund claims and all other insurance claims and proceeds, tax refund claims, license fees, rents, contract rights, instruments, certificates of deposit, documents, tangible chattel paper, electronic chattel paper, promissory notes, drafts, acceptances and other forms of obligations and receivables, whether or not earned by performance;

b.	Inventory;

c.	Equipment;

d.	General Intangibles;

e.	Commercial tort claims, letter of credit rights, awards and other payments in respect of any taking and all insurance proceeds in respect of any of the foregoing, and all monies and claims for money due and to become due to Owner under all its Accounts, contract rights, leases and General Intangibles, all investment property and financial assets, all as said terms are defined in the Uniform Commercial Code.

Accounts. If the Collateral includes Accounts, the following shall apply.

a.	The Owner warrants that each and every Account, now owned or hereafter acquired, is a bona fide existing obligation, valid and enforceable against the account debtor, for goods sold or leased and delivered or services rendered in the ordinary course of business; it is subject to no dispute, defense or offset greater than $200,000 other than those disclosed to SunTrust; the Owner has good title to the Account and has full right and power to grant SunTrust a security interest in the Accounts and the Owner will immediately notify SunTrust of any Account to which these warranties are or become untrue; the Owner agrees that it will not permit any return of merchandise, the sale of which gave rise to any of the Accounts, except in the usual and regular course of business;

b.	The Owner shall maintain complete and accurate books and records, and its principal books and records, including all records concerning Accounts, shall be kept and maintained at the place(s) specified above. The Owner shall not move such books and records without giving SunTrust at least 30 days prior written notice. All accounting records and financial reports furnished to SunTrust shall be maintained and prepared in accordance with generally accepted accounting principles consistently applied. It is specifically agreed that SunTrust shall have and the Owner hereby grants to SunTrust a security interest in all books and records of the Owner and shall have access to them at any time for inspection, verification, examination and audit;

c.	The Owner will prepare and deliver to SunTrust, at SunTrust’s request from time to time, a listing and aging of all Accounts and any further schedules or information with respect to Accounts that SunTrust may require;

d.	SunTrust shall have the right at any time during the continuance of an Event of Default, to notify account debtors of its security interest in the Accounts and supporting obligations and require payments to be made directly to SunTrust. During the continuance of an Event of Default, the Owner hereby appoints SunTrust and any officer or employee of SunTrust, as SunTrust may from time to time designate, as its attorneys-in-fact for the Owner, to sign and endorse in the name of the Owner, to give notice in the name of the Owner, and to perform all other actions necessary or desirable in the reasonable discretion of SunTrust to effect these provisions and carry out the intent hereof, all at the cost and expense of the Owner. The Owner hereby ratifies and approves all acts of such attorneys-in-fact and neither SunTrust nor any other such attorneys-in-fact will be liable for any acts of commission or omission nor for any error of judgment. This power being coupled with an interest is irrevocable so long as any Account or General Intangible pledged to SunTrust remains unpaid and the Borrower has any unpaid Obligations to SunTrust. The costs of such collection and enforcement, including reasonable attorneys’ fees and out-of-pocket expenses, shall be borne solely by the Owner whether the same are incurred by SunTrust or the Owner;

e.	During the continuance of an Event of Default, at the option of SunTrust, all payments on the Accounts received by the Owner shall be remitted to SunTrust in their original form on the day of receipt; all notes, checks, drafts and other instruments so received shall be duly endorsed to the order of SunTrust. During the continuance of an Event of Default, at SunTrust’s election, the payments shall be deposited into a special deposit account (“Special Account”) maintained with SunTrust. SunTrust may designate with each such deposit the particular Account upon which payment was made. The Special Account shall be held by SunTrust as additional security for the Obligations. Prior to depositing payments on the Accounts into the Special Account, the Owner agrees that it will not commingle such payments with any of the Owner’s funds or property, but will hold them separate and apart and in trust for SunTrust. SunTrust will have the power to withdraw funds from the Special Account. SunTrust may at any time and from time to time, in its sole discretion, apply any part of the funds in the Special Account to the Obligations whether or not the same is due. Upon full and final satisfaction of the Obligations (including without limitation all fees and expenses owing to SunTrust or its attorneys), plus termination of any commitment to extend additional funds, SunTrust will pay to the Owner any excess funds, whether received by SunTrust as a deposit in the Special Account or as a direct payment on any of the Accounts;

f.	If any of the Owner’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, the Owner will immediately notify SunTrust in writing and execute any instruments and take any steps required by SunTrust in order that all moneys due and to become due under such contracts shall be assigned to SunTrust and in order that proper notice be given under the Federal Assignment of Claims Act;

g.	SunTrust shall not be liable and shall suffer no loss on account of loss or depreciation of any Account due to acts or omissions of SunTrust unless SunTrust’s conduct is willful and malicious, and SunTrust shall have no duty to take any action to preserve the Collateral or collect Accounts;

h.	Upon request by SunTrust, the Owner will note on its records concerning the Accounts, a notation of the security interest under this Security Agreement, which notation must be satisfactory to SunTrust in both form and content;

i.

During the continuance of an Event of Default, SunTrust may enforce collection of any Account and supporting obligation by suit or otherwise and may surrender, release or exchange all or any part thereof, or compromise, extend or renew the same for any period. All monies so received by SunTrust may in SunTrust’s sole discretion, be either (i) applied by SunTrust directly toward payment of all or any part of the Obligations, whether or not then due, in such order of application as SunTrust may determine; or (ii) deposited to the credit of Borrower or in an account with SunTrust as security for payment of the Obligations and SunTrust may, from time to time, in its sole discretion, permit Borrower to use all or any part of the funds on deposit in said account in the normal course of business. Owner will promptly reimburse SunTrust for all expenses, including reasonable attorneys’ fees and legal expenses, incurred by SunTrust in seeking to collect on or enforce collection of such amounts; and

j.	During the continuance of an Event of Default, Owner will forthwith, upon receipt, transmit and deliver to SunTrust, in the form received, all cash, checks, drafts, items, chattel paper and other instruments or writing for the payment of money (properly endorsed, where required, so that such items may be collected by SunTrust) which may be received by Owner at any time in full or partial payment or otherwise as proceeds of any of the Accounts. After such notice from SunTrust, Owner will not commingle any such proceeds with any other of its funds or property, but will hold them separate and apart from Owner’s own funds or property and in express trust for SunTrust until delivery is made to SunTrust, and

k.	During the continuance of an Event of Default, to protect SunTrust’s rights hereunder, Owner hereby constitutes any officer or employee of SunTrust its true and lawful attorney-in-fact with full power of substitution to endorse or sign the name of Owner upon any invoice, freight or express bill, or bill of lading relating to any Account covered hereby and to notify the post office authorities to change the address for delivery of Owner’s mail relating to the Accounts to an address designated by SunTrust and to receive, open, and dispose of all mail relating to the Accounts addressed to Owner and to do and perform all other acts and things necessary, proper and requisite to carry out the intent of this Security Agreement. This power shall be deemed to be coupled with an interest and may not be revoked by Owner until the Obligations have been paid in full.

Inventory. If the Collateral includes Inventory, the following shall apply:

a.	The Owner agrees to maintain books and records pertaining to the Inventory in such detail, form and scope as SunTrust shall require. The Owner shall promptly advise SunTrust of any substantial changes relating to the type, or quantity of the Inventory or any event which would have a material effect on the value of the Inventory or on the security interest granted to SunTrust.

b.	If the Inventory remains in the possession or control of any of the Owner’s agents or processors, the Owner shall notify such agents or processors of SunTrust’s security interest, and, during the continuance of an Event of Default, shall instruct them to hold such Inventory for SunTrust’s account and subject to SunTrust’s instruction.

c.	The Owner will prepare and deliver to SunTrust, at SunTrust’s request from time to time, a listing of all Inventory and such information regarding the Inventory as SunTrust may require.

d.	During the continuance of an Event of Default, SunTrust may require the Owner to assemble the Inventory and make it available to SunTrust at a place to be designated by SunTrust which is reasonably convenient. During the continuance of an Event of Default, SunTrust may take possession of the Inventory without a court order.

e.	Except during the continuance of an Event of Default hereunder, Owner may, unless otherwise provided in this Security Agreement, in the ordinary course of business, at its own expense, sell, lease or furnish under contract of service any of the Inventory normally held by Owner for such purpose.

Insurance, Taxes and Assessments. The Owner shall at all times keep insurable Collateral insured against any and all risks, including, without limitation, fire, and such other insurance, including but not limited to flood insurance, as may be required by SunTrust from time to time, and in such amounts as may be satisfactory to SunTrust. Insurance may be purchased from an insurer of the Owner’s choice, except as otherwise required by law. All such insurance policies are to be made payable to SunTrust, in the event of loss, under a standard non-contributory “mortgagees”, “lenders”, or “secured party” clause and shall contain a breach of warranty provision acceptable to SunTrust which shall establish SunTrust’s right to be paid the insurance proceeds irrespective of any action, inaction, breach of warranty or conditions, or negligence of Owner or any other person or entity with respect to such policies. All such insurance policies shall provide for a minimum of thirty days written notice to SunTrust prior to cancellation. During the continuance of an Event of Default, Owner appoints SunTrust attorney-in-fact to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable to Owner hereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments, or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, which power of attorney shall be deemed coupled with an interest and irrevocable so long as SunTrust has a security interest in any of the Collateral. Owner shall provide proof of such insurance as requested by SunTrust. The Owner shall pay and discharge all taxes, assessments and charges of every kind prior to the date when such taxes, assessments or charges shall become delinquent and provide proof of such payments to SunTrust, upon request. However, nothing contained in this Security Agreement shall require the Owner to pay any such taxes, assessments and charges so long as it shall contest its validity in good faith and shall post any bond or security required by SunTrust against the payment. Upon the failure of the Owner to purchase required insurance or to pay such required amounts, SunTrust, at its option, and at the Owner’s expense, may obtain such insurance or pay such taxes, assessments, and charges. In addition, SunTrust may from time to time, in its sole discretion, perform any undertakings of the Owner which the Owner shall fail to perform and take any other action which SunTrust deems necessary for the maintenance or preservation of any of the Collateral. Any amounts so paid shall be included in the Obligations secured by the Collateral. At SunTrust’s request, the Owner agrees to promptly reimburse SunTrust on demand for all such expenses incurred by SunTrust, together with interest thereon from the date paid by SunTrust at the highest rate payable on the Obligations. Any insurance obtained by SunTrust, at its option, may be single or dual interest, protecting its rights, rights of the Owner or joint rights. Any insurance obtained by SunTrust may provide, at its option, that such insurance will pay the lesser of the unpaid balance of the Obligations or the repair or replacement value of the Collateral. SunTrust may use the proceeds of any insurance obtained by Owner or by SunTrust to repair or replace the Collateral or, if SunTrust elects to do so, to repay part or all of the Obligations, whether or not then due, and in such order as SunTrust may determine, and the Borrower will still be responsible to repay any remaining unpaid balance of the Obligations. The whole or partial loss or destruction of all or any part of the Collateral shall not affect or impair the obligation of any person or entity liable under the Obligations.

Deposit Accounts. If the Collateral includes deposit accounts, the Collateral shall include all demand, time, savings, passbook and other deposit accounts of the Owner with all banks, credit unions, savings and loan associations and other financial institutions which are now owned or hereafter acquired by the Owner or in which the Owner now has or hereafter acquires any right, title or interest, together with all proceeds of the deposit accounts.

Additional Covenants and Agreements if Borrower is Different than Owner. If Borrower is different than Owner, then so long as any of the Obligations remain outstanding or so long as this Security Agreement shall remain in effect Owner covenants and agrees as follows: (a) Owner hereby expressly consents to and adopts any agreements which Borrower has entered into or will enter into with SunTrust regarding any of the Obligations or the Collateral; (b) Owner hereby agrees that the Collateral shall be subject to disposition in accordance with the terms and conditions of this Security Agreement and any agreements executed by Borrower in connection with any of the Obligations or the Collateral; (c) Owner will not be subrogated to SunTrust’s rights to any other collateral and any proceeds thereof in which SunTrust holds a security interest to secure payment of any of the Obligations; (d) Owner agrees that SunTrust may at any time and from time to time, without notice to, or the consent of, Owner: (i) retain any of the Collateral in satisfaction of any of the Obligations to the extent permitted by applicable law, (ii) retain or obtain a security interest or lien in any property in addition to the Collateral to secure payment or performance of any of the Obligations, (iii) allow or cause any Obligations to be incurred, (iv) retain or obtain persons or entities that are primarily or secondarily obligated upon any of the Obligations other than the Borrower, (v) extend or renew any of the Obligations for any period (whether or not longer than the original term), (vi) release, compromise or modify any of the Obligations, (vii) release, in whole or in part, any person or entity primarily or secondarily obligated upon any of the Obligations or enter into any compromise with respect to the obligation of any such person or entity relative to any of the Obligations, (viii) release, with or without consideration, SunTrust’s security interest or lien in any property other than the Collateral which may at any time secure payment or performance of any of the Obligations, (ix) accept substitutions or exchanges for any property other than the Collateral which may at any time secure payment or performance of any of the Obligations, (x) exercise its rights as a secured party and dispose of the Collateral without having first resorted to any property securing any of the Obligations other than the Collateral and without having first proceeded against or demanded payment from any person or entity primarily or secondarily obligated upon any of the Obligations; and (e) Owner specifically waives any and all rights pursuant to O.C.G.A. Sec. 10-7-24 or T.C.A. Sec. 47-12-101 et seq. if this Security Agreement is governed by the laws of Georgia or Tennessee and the same or similar provision contained in the Uniform Commercial Code of any other state or states which may govern this Security Agreement.

Events of Default. As used herein the term “Obligor” shall individually, collectively, jointly and severally refer to Borrower, Owner and any other person or entity that is primarily or secondarily liable upon all or any part of the Obligations secured hereby and any person or entity that has conveyed or may hereafter convey any security interest or lien to SunTrust in any real or personal property to secure payment of all or any part of the Obligations. Unless prohibited by applicable law, an “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events or conditions:

a.	the failure by any Obligor to pay when due, whether by acceleration or otherwise, any sum constituting all or any part of the Obligations;

b.	the failure of any Obligor to perform any covenant, promise or obligation contained in this Security Agreement, any document evidencing any of the Obligations, or any other agreement to which any Obligor and SunTrust are parties, any of which continues for 30 days after Borrower has received written notice thereof;

c.	the breach of any of Obligor’s representations or warranties in this Security Agreement or any other agreement with SunTrust which breach continues for 30 days after Borrower has received written notice thereof;

d.	the failure of any Obligor to pay when due any amount owed to any creditor other than SunTrust under a written agreement calling for the payment of money except for amounts disputed by Obligor in good faith, which failure continues for 30 days after Borrower has received written notice thereof from such creditor; provided that, for any such dispute involving an amount greater than $200,000, Borrower shall provide SunTrust with a copy of such notice and the failure to do so shall constitute a default hereunder;

e.	the death, declaration of incompetency, dissolution, liquidation, termination or suspension of usual business of any Obligor or merger or consolidation having an aggregate consideration of more than $2,000,000;

f.	intentionally deleted;

g.	the insolvency or inability to pay debts as they mature of any Obligor, the filing of any petition or the commencement of any proceeding by an Obligor for relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt;

h.	the entry of a judgment or the issuance or service of any attachment, levy or garnishment against any Obligor or the property of any Obligor or the repossession or seizure of property of any Obligor that is greater than $200,000;

i.	any deterioration or impairment of the tangible Collateral or Accounts or any decline or depreciation in the value of the tangible Collateral or Accounts which causes a material reduction in the value of tangible Collateral or Accounts in the judgment of SunTrust;

j.	a determination by SunTrust that a material adverse change in the financial condition of Borrower has occurred since the date of this Security Agreement that, in the sole determination of SunTrust, would likely result in Borrower’s failure to satisfy a financial covenant set forth in the Agreement;

k.	any Obligor commits fraud or makes a material misrepresentation at any time in connection with this Security Agreement, the Obligations or the Collateral;

l.	except in the ordinary course of business or in connection with consignment sales, the Collateral or any part thereof is located for more than thirty consecutive days outside the state or states in which the Collateral is to be located pursuant to this Security Agreement or if the Collateral or any part hereof is removed from such state with the intent that it will be located outside such state for more than thirty days;

m.	should the state of organization or registration of Owner (if an entity) change; or

n.	any other act or circumstances leading SunTrust to deem itself insecure.

Remedies Upon Default; Acceleration of Obligations. Unless prohibited by applicable law, the Obligations secured hereby shall automatically and simultaneously mature and become due and payable, without notice or demand, upon the filing of any petition or the commencement of any proceeding by or against an Obligor for relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt. Unless prohibited by applicable law, upon the occurrence of any one or more of the other Events of Default described above, the Obligations secured hereby shall, at the option of SunTrust, immediately mature and become due and payable, without notice or demand. If all or any part of the Obligations secured hereby are not paid as and when due and payable, whether by acceleration or otherwise, which failure continues for 5 days after Borrower has received written notice thereof, then SunTrust may, at its option, without notice or demand of any kind: (a) transfer all or any part of the Collateral into the name of SunTrust or its nominee, at Owner’s expense, with or without disclosing that such Collateral is subject to SunTrust’s security interest; (b) enter upon premises upon which the Collateral is located and, to the extent permitted by law without legal process, take exclusive possession of the Collateral, and redeem the Collateral, or any part thereof (irrespective of redemption penalty); (c) appropriate and apply toward payment of such of the Obligations, and in such order of application, as SunTrust may from time to time elect, all or any part of any balances, credits, items or monies in any bank deposit or deposit account constituting a part of the Collateral; (d) sell the Collateral at public or private sale, either in whole or in part, and SunTrust may purchase the Collateral at any such public sale and at any private sale as permitted by law. Such sale shall result in the sale, conveyance and disposition of all right, title and interest of Owner in all or any part of the Collateral which is the subject of such a disposition and SunTrust is authorized as attorney-in-fact for Owner to sign and execute any transfer, conveyance or instrument in writing that may be necessary or desirable to effectuate any such disposition of the Collateral, which power shall be coupled with an interest; and (e) exercise all other rights of a secured party under the Uniform Commercial Code and all other rights under law or pursuant to this Security Agreement, all of which shall be cumulative. If any notification of intended disposition of any Collateral is required by law, reasonable notification shall be deemed given if written notice is deposited in the U.S. Mail, first class or certified postage prepaid, addressed to Owner and such other persons or entities as SunTrust deems to be appropriate, stating all items required by applicable statutes, including the time and place of any public sale or the time after which any private sale or disposition is to be made, at least ten (10) days prior thereto. The proceeds of any disposition of the Collateral shall be applied in the following order (i) First, to pay all costs and expenses associated with the retaking, holding, preparation and disposition of the Collateral; (ii) Then to pay attorneys’ fees; (iii) Next, to pay all accrued but unpaid interest upon the Obligations in such order as SunTrust may determine in its discretion; and (iv) Finally, to all unpaid principal outstanding upon the Obligations, whether or not due and payable, in such order as SunTrust may determine in its discretion. Any remaining surplus shall be paid to Owner or otherwise in accordance with law. If the proceeds of such disposition are insufficient to pay the Obligations in full, Borrower and all other persons or entities liable thereon shall remain fully obligated to SunTrust for the unpaid balance thereof.

Execution by More than One Party. To the extent prohibited by applicable law, the term “Owner” as used in this Security Agreement shall, if this instrument is signed by more than one party, mean the “Owner and each of them” and each shall be jointly and severally obligated and liable. If any party is a partnership or limited liability company, the agreements and obligations on the part of the Owner shall remain in force and applicable regardless of any changes in the parties composing the partnership or limited liability company and the term “Owner” shall include any altered or successive partnership or limited liability company and the predecessor partnership or limited liability company and its partners or members/managers shall not be released from any obligation or liability.

Waivers by the Owner. The Owner hereby waives (a) notice of acceptance of this Agreement and of any extensions or renewals of credit by SunTrust to the Borrower; (b) presentment and demand for payment of the Obligations; (c) protest and notice of dishonor or default to the Owner or to any other party with respect to the Obligations; (d) all other notices to which the Owner might otherwise be entitled; and (e) if for business purposes, the benefit of any homestead exemption. To the extent permitted by applicable law, the Owner further waives any right to require that any action be brought against the Borrower or any other party, the right to require that resort be had to any security or to any balance of any deposit account or credit on the books of SunTrust in favor of the Borrower or any other party, the right to redeem the Collateral and to object to SunTrust’s proposal to retain the Collateral in satisfaction of any of Obligations and any right to obtain injunctive or other relief relative to SunTrust’s sale or other disposition of the Collateral and to recover losses caused by SunTrust’s failure to approve or correct any list of Collateral provided to SunTrust for any purpose by any person or entity. Owner waives all rights, claims and defenses based on principles of suretyship.

No Obligation to Extend Credit. This Security Agreement shall not be construed to impose any obligation on SunTrust to extend or continue to extend any credit at any time.

Indemnity. The Owner agrees to indemnify and hold harmless SunTrust, its subsidiaries, affiliates, successors, and assigns and their respective agents, directors, employees, and officers from and against any and all complaints, claims, defenses, demands, actions, bills, causes of action (including, without limitation, costs and reasonable attorneys’ fees), and losses of every nature and kind whatsoever, which may be raised or sustained by any directors, officers, employees, shareholders, creditors, regulators, successors in interest, or receivers of the Borrower or any third party as a result of or arising out of, directly or indirectly, SunTrust extending credit as evidenced by the Obligations to the Borrower, and taking the Collateral as security for the Obligations, and the Owner agrees to be liable for any and all judgments which may be recovered in any such action, claim, proceeding, suit, or bill, including any compromise or settlement thereof, and defray any and all expenses, including, without limitation, costs and reasonable attorneys’ fees, that may be incurred in or by reason of such actions, claims, proceedings, suits, or bills. This obligation to indemnify shall survive the payment of the Obligations and the satisfaction of this Security Agreement.

Financing Statements and Additional Documentation. SunTrust is authorized to file such financing statements and amendments as SunTrust deems necessary to perfect, continue or assure its security interest in the Collateral and the Owner hereby ratifies any financing statement filed previously by SunTrust. The Owner will deliver such instruments of future assignment or assurance, and such other agreements, as SunTrust may from time to time request to carry out the intent of this Security Agreement, and will join with SunTrust in executing any documents in form satisfactory to SunTrust, and hereby authorizes SunTrust to sign for Owner, or to file without signature, any financing statements, amendments and other documents and instruments from time to time as SunTrust may deem advisable, and pay any cost of filing the same, including all recordation, transfer, indebtedness and other taxes and fees, deemed advisable by SunTrust.

Successor in Interest: SunTrust as Collateral Agent. This Security Agreement shall be binding upon the Owner, its successors and assigns, and the benefits hereof shall inure to SunTrust, its successors and assigns. Notwithstanding the foregoing, Owner shall not assign Owner’s rights or obligations under this Security Agreement without SunTrust’s prior written consent. SunTrust Bank shall serve as collateral agent on behalf of itself and present and future affiliates.

Miscellaneous. (a) Each and every power given herein is coupled with an interest and is irrevocable by death or otherwise. (b) The captions of the paragraphs of this Security Agreement are for convenience only and shall not be deemed to constitute a part hereof or used in construing the intent of the parties. (c) If any part of any provision of this Security Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Security Agreement. (d) This Security Agreement shall not be modified or amended except in a writing signed by Owner and SunTrust. (e) All representations, warranties, covenants and agreements contained herein or made in writing by Owner in connection herewith shall survive the execution and delivery of this Security Agreement and any and all notes, other agreements, documents and writings relating to or arising out of any of the foregoing or any of the Obligations. (f) All rights and remedies of SunTrust expressed herein are in addition to all other rights and remedies possessed by SunTrust under applicable law or other agreements, including rights and remedies under any other agreement or instrument relating to any of the Obligations or any security therefor. (g) No waiver by SunTrust of any of its rights or remedies or of any default shall operate as a waiver of any other right or remedy or of any other default or of the same right or remedy or of the same default on a future occasion. No delay or omission on the part of SunTrust in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by SunTrust of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of SunTrust permitted hereunder or under any agreement or instrument relating to any of the Obligations or any security therefor shall impair or affect the rights of SunTrust in and to the Collateral. (h) All terms as defined herein shall include both the plural and singular, where applicable. (i) All notices or communications given to Owner or SunTrust pursuant to the terms of this Security Agreement shall be in writing and given to Owner and SunTrust at the address set forth below. Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the parties hereto at the addresses referred to herein or to such other addresses as either party may designate to the other party by a written notice given in accordance with the provisions of this Security Agreement. Any written notice delivered by hand or by overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail. (j) SunTrust shall not be responsible or liable for its failure to give notice to Owner of any default in the payment of any amounts that might become due and owing with respect to the Collateral nor shall SunTrust be responsible or liable for SunTrust’s failure to collect any amounts payable with respect to the Collateral. (k) SunTrust shall be under no obligation to monitor the market value of any Collateral, to advise the Owner of such market value, or to take any action whatsoever to preserve the value of any Collateral by selling, exchanging or otherwise disposing of such Collateral in order to avoid any loss to the Owner resulting from a decline in the market value of such Collateral. (l) SunTrust shall be under no obligation to pay any amounts owing with respect to any Collateral. (m) This Agreement is in addition to and not in replacement of any other agreement between Owner and SunTrust. (n) The term Owner shall include all persons signing below as Owner and the obligation of such Owners hereunder shall be their joint and several obligations.

Notice: This Section Does Not Apply To Transactions Governed by the Laws of North Carolina or West Virginia.

WAIVER OF JURY TRIAL. OWNER AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS SECURITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS SECURITY AGREEMENT. FURTHER, OWNER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

The undersigned have executed this Security Agreement as of the date first written above.

Signature(s) of Individual Owner(s)		Signature(s) of Non-Individual Owner(s)

	(Seal)	Optical Cable Corporation
Owner

	(Seal)	By	/s/ Tracy G. Smith

	(Seal)	Tracy G. Smith, CFO, Senior Vice President & Secretary
Name and Title ( Printed or Typed)

(Seal)
Owner

By

Name and Title ( Printed or Typed)

Addresses

Owner Address for Purpose of Notice	5290 Concourse Drive
Roanoke, Virginia 24019

SunTrust Address for Purpose of Notice	10 Franklin Road
Richmond, Virginia 24011

Schedule A

(a) Liens arising in connection with any court proceedings in the aggregate amount of no more than $200,000 at any one time; (b) carriers’ warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $200,000 at any time, so long as such liens attach only to Inventory; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Owner is a party as lessee made in the ordinary course of business; (d) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Owner is a party; (e) purchase money liens incurred in the ordinary course of business for purchase of equipment, and (f) liens and security interests in favor of Valley Bank, IOS Capital and IKON Financial Services (together with any renewals, replacements or extensions thereof) and liens and security interests in connection with leases including, without limitation, leasing of equipment and capital leases.